As filed with the Securities and Exchange Commission on October 17, 2022

Registration No. 333-255272

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT NO. 333-255272

UNDER

THE SECURITIES ACT OF 1933

Romeo Power, Inc.

(Exact name of registrant as specified in its charter)

Delaware	83-2289787
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5560 Katella Avenue Cypress, California	90630
(Address of principal executive offices)	(Zip Code)

Romeo Power, Inc. 2020 Long-Term Incentive Plan

Romeo Systems, Inc. 2016 Stock Plan

(Full title of the plans)

Britton M. Worthen, Esq.

Vice President and General Counsel

Romeo Power, Inc.

5560 Katella Avenue

Cypress, California 90630

(833) 467-2237

(Name and address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (the “Post-Effective Amendment”), filed by Romeo Power, Inc., a Delaware corporation (the “Company”), relates to the Registration Statement on Form S-8 (No. 333-255272) (the “Registration Statement”), previously filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) on April 16, 2021, pertaining to the registration of (i) 15,042,305 shares of common stock, $0.0001 par value per share, to be issued under the Romeo Power, Inc. 2020 Long Term Incentive Plan and (ii) 10,251,617 shares of common stock, $0.0001 par value per share, to be issued under the Romeo Systems, Inc. 2016 Stock Plan.

The Company is filing this Post-Effective Amendment to the Registration Statement to withdraw and remove from registration the unissued securities issuable by the Company pursuant to the above-referenced Registration Statement.

On October 14, 2022, pursuant to the terms of an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) dated July 30, 2022 by and among Nikola Corporation, a Delaware corporation (“Nikola”), J Purchaser Corp., a Delaware corporation and a wholly owned subsidiary of Nikola (“Offeror”) and the Company, Offeror merged with and into the Company, with the Company continuing as the surviving corporation and a wholly owned subsidiary of Nikola (the “Merger”). As a result of the Merger, all offers and sales of the Company’s securities pursuant to the Registration Statement have been terminated.

In accordance with undertakings made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that were registered under such Registration Statement for issuance that remain unsold at the termination of the offering, the Company hereby removes from registration all of such securities of the Company registered but unsold under the Registration Statement as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on October 14, 2022.

ROMEO POWER, INC.

By:	/s/ Britton M. Worthen
Name:	Britton M. Worthen
Title:	Vice President and General Counsel

Pursuant to Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment to the Registration Statement.